Exhibit 10.2
BLUELINX HOLDINGS INC.
2016 AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

STOCK APPRECIATION RIGHTS AGREEMENT

THIS STOCK APPRECIATION RIGHTS AGREEMENT (the “Agreement”) is entered into as of the     day of     , 2016 by and between BLUELINX HOLDINGS INC., a Delaware corporation (the “Company”), and the employee named above (the “Participant”).

W I T N E S S E T H:

WHEREAS, the Company previously adopted the BlueLinx Holdings Inc. 2016 Amended and Restated Long-Term Incentive Plan (the “Plan”);

WHEREAS, the Plan provides for the grant of Stock Appreciation Rights (“SARs”);

WHEREAS, the Participant is a key employee of the Company whose services are important to the success and growth of the business of the Company;

WHEREAS, the Company wishes to give suitable recognition to the Participant’s services and to further stimulate the Participant’s efforts by giving the Participant a direct interest in the performance of the Company;

WHEREAS, as of the date hereof, the Compensation Committee of the Board of Directors of the Company (or its designee) (the “Committee”) granted the SARs as provided herein pursuant to the Plan;

NOW, THEREFORE, the parties agree as follows:

1.	Grant of SARs

1.1 Grant. Subject to the provisions of the Plan, on the grant date specified above (“Grant Date”) the Committee granted to the Participant the number of SARs specified above having the exercise price per SAR specified above (“Exercise Price”), which equals the closing price of a Share on the Grant Date. Each SAR represents the right to receive an amount equal to the excess, if any, on the date of exercise of the Fair Market Value of a Share over the Exercise Price. This grant of SARs is hereinafter called the “Award.”

1.2 Construction. This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

1.3 Condition. The Award is evidenced by this Agreement. If this Agreement is not executed by the Participant, it may be canceled by the Committee.

2.	Duration

The Award shall be exercised and settled as provided in Section 3; provided, however, that the Award may be terminated or exercised earlier as provided in Section 1.3, Section 4 and Section 6.

3.	Vesting, Exercise and Payment

3.1 Vesting. Subject to earlier termination of the Award pursuant to Section 1.3 and Section 4 of this Agreement and accelerated vesting and exercise of the Award pursuant to Section 6 of this Agreement, the Award shall vest in full on July 16, 2018 (the “Vesting Date”).

3.2 Exercise. Vested SARs shall be automatically exercised on the Vesting Date. Upon the exercise of the SARs, the Participant shall be entitled to receive an amount (the “Value”) equal to the product of (i) the excess of the Fair Market Value of one Share on the date of exercise over the Exercise Price, multiplied by (ii) the number of SARs exercised.

3.3 Payment. Except as provided in Section 6, payment of the Value shall be made in cash or check in two installments, with the first installment equal to 50% of the Value payable within thirty (30) days following the Vesting Date, and with the second installment equal to 50% of the Value payable in 2019, no later than August 15, 2019.

3.4 No Rights as Stockholder. The Participant shall at no time be deemed to be the holder of, or to have any of the rights of a holder with respect to any Shares on account of the Award.

4.	Termination of Employment

4.1 Termination for Cause or Voluntary Termination by Participant. If, prior to the Vesting Date, the Participant’s employment with the Company is terminated (i) voluntarily by the Participant, or (ii) by the Company for Cause, all outstanding vested and unvested SARs shall terminate immediately upon the date of the Participant’s termination of employment (as determined by the Committee in good faith in its discretion).

4.2 Termination for Other Reason. If the Participant’s employment with the Company terminates prior to the Vesting Date for any reason other than (i) by the Company for Cause or (ii) voluntarily by the Participant, the Participant shall (A) vest in a prorated number of SARs, calculated based on the number of months the Participant was employed from the Grant Date to the Participant’s termination date, divided by the total number of months between the Grant Date and the Vesting Date, and (B) forfeit the remaining unvested SARs as of the Participant’s termination date. Notwithstanding the immediately preceding sentence, if such Participant’s termination of employment other than for Cause or due to the Participant’s voluntary termination occurs after the date of a Change in Control, the Participant shall vest in all of the SARs subject to this Agreement rather than a prorated number of SARs. The prorated (or, following a Change in Control, full) number of SARs that vest on the Participant’s termination date shall be automatically exercised on the Participant’s termination date, with the Value determined as provided in Section 3.2 and payment of the Value to be made as provided in Section 3.3 or Section 6 subject to the Participant’s continued compliance with any non-compete, non-solicitation or similar agreement with the Company or an Affiliate. If the Participant is a party to a non-compete, non-solicitation or similar agreement with the Company or an Affiliate and the Participant breaches or otherwise fails to comply with such agreement, in addition to all rights the Company or its Affiliate has under such agreement, law or equity, SARS that have not become vested and exercised or for which the Value has not been paid before such breach or failure to comply shall not vest or be exercised, and the Value shall not be paid, and all rights shall be forfeited at such time without any payment therefor.

4.3 Meaning of Termination of Employment. For purposes of this Agreement, employment with an entity other than the Company that is included within the definition of “Employer” in the Plan or service as a member of the Board of Directors of the Company shall be considered employment with the Company. A Participant shall not be deemed to have terminated employment with the Company if the capacity in which the Participant provides service to the Company changes (for example, a change from employee to Director) or if the Participant transfers among the various entities constituting the Employer, so long as there is no interruption in the provision of service by the Participant to the Employer. The determination of whether a Participant has incurred a termination of employment with the Company shall be made by the Committee in its discretion.

4.4 Definition of Cause. “Cause” shall have the meaning specified in (a) the employment agreement between the Participant and the Company or Affiliate if the Participant is a party to an employment agreement that defines Cause and that provides for any severance benefits in connection with a termination of the Participant’s employment, or (b) the BlueLinx Holdings Inc. Executive Severance Plan if the Participant is covered by such plan. If the Participant is not a party to such an employment agreement or such plan, “Cause” shall mean: (i) a material breach of the duties and responsibilities of a Participant to the Company and its Affiliates; (ii) a Participant’s commission of a felony or commission of any misdemeanor involving willful misconduct (other than minor violations such as traffic violations) if such misdemeanor causes material damage to the property, business or reputation of the Company or any of its Affiliates; (iii) acts of dishonesty by a Participant resulting or intending to result in personal gain or enrichment at the expense of the Company or any of its Affiliates; (iv) a material breach of any provision contained in a written agreement between the Participant and the Company or an Affiliate; (v) conduct by a Participant in connection with his or her duties and responsibilities that is fraudulent, unlawful or willful and materially injurious to the Company or any of its Affiliates; (v) a Participant’s failure to cooperate in all material respects, or failure to direct the persons subject to the Participant’s management or direction to cooperate in all material respects with all corporate investigations or independent investigations by the Company or the Board of Directors of the Company, all governmental investigations of the Company or any of its Affiliates, and all orders involving the Participant or the Company (or any of its Affiliates) entered by a court of competent jurisdiction; (vi) a Participant’s material violation of the Company’s Code of Conduct (including as applicable to officers), or any successor codes, all as provided in writing to the Participant; or (vii) a Participant’s engagement in activities prohibited by any non-competition, non-solicitation, intellectual property or confidential information obligation contained in any restrictive covenant agreement to which the Participant and the Company are parties; provided, that, the Participant shall have ten (10) business days following the Company’s written notice of its intention to terminate the Participant’s employment to cure such Cause, if curable, as determined by the Company, in its sole discretion. The determination of “Cause” shall be made by the Committee or its delegate based upon the information provided to it.

4.5 Coordination with Employment Agreement/Severance Plan. In the event of a conflict between the terms of this Agreement and the terms of any offer letter, employment agreement, severance agreement or severance plan under which the Participant may be entitled to benefits, the terms of this Agreement shall control. To the extent necessary, this Agreement shall be deemed an amendment or modification of any such letter, agreement, or plan with respect to the Participant and with respect to this Award. By executing this Agreement, the Participant is also providing written consent to the modification of any conflicting term in such letter, agreement or plan as it pertains to this Award.

5.	Nontransferability

The Award shall not be transferable other than by will or by the laws of descent and distribution, and during the lifetime of the Participant, the Award shall be exercisable only by the Participant.

6.	Effect of Change in Control

Upon a Change in Control (that also constitutes a “change in ownership”, “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Section 409A) that will result in the Company’s common stock ceasing to be publicly traded on an established securities market (a “Qualifying Change in Control”), all outstanding unvested SARs subject to this Award shall become immediately vested and all SARs shall be deemed exercised on the effective date of the Qualifying Change in Control, with payment of the Value to be made in a lump sum no later than 30 days following the date of the Qualifying Change in Control. Upon any other Change in Control, notwithstanding Article 17 of the Plan, the Award, as adjusted pursuant to Section 4.4 of the Plan as applicable, shall not become vested or exercisable upon the Change in Control but shall instead vest and be exercised in accordance with Section 3 above.

7.	No Right to Continued Employment

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Participant any right with respect to continuance of employment by the Company or any other entity, nor shall this Agreement or the Plan interfere in any way with the right of the Company or any other entity to terminate the Participant’s employment at any time.

8.	Adjustments

In the event of a change in capitalization of the Company, such as a stock split, the Committee shall make adjustments as necessary to the number of SARs outstanding under this Agreement, the Exercise Price, and the security with respect to which the Value is determined as the Committee determines in its good faith discretion are necessary to reflect such change in capitalization. The adjustments made by the Committee in this regard shall be effective and final, binding and conclusive for all purposes of the Plan and this Agreement.

9.	Withholding of Taxes

The Company shall have the right to deduct from the payment of any Value to the Participant an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld with respect to such Value.

10.	Modification of Agreement

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, only by a written instrument executed by the parties hereto.

11.	Severability

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

12.	Section 409A.

This Award and all payments under this Agreement shall at all times be interpreted and administered in compliance with the requirements of Section 409A so as not to subject the Participant to the payment of interest and tax penalties that may be imposed under Section 409A. However, the Company does not guarantee any particular tax outcome or treatment in connection with this Award.

13.	Governing Law

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

14.	Successors in Interest

This Agreement shall inure to the benefit of and be binding upon each successor corporation to the Company. This Agreement shall inure to the benefit of the Participant’s legal representatives. All obligations imposed upon the Participant and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Participant’s heirs, executors, administrators and successors.

15.	Resolution of Disputes

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Participant and the Company for all purposes.

16.	Counterparts

This Agreement may be exercised in a number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

BLUELINX HOLDINGS INC.

By:      Name:      Title:

By signing below, Participant hereby accepts the Award subject to all its terms and provisions and agrees to be bound by the terms and provisions of the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee responsible for administration of the Plan, upon any questions arising under the Plan. Participant authorizes the Company to withhold, in accordance with applicable law, from any compensation payable to him or her, any taxes required to be withheld by federal, state or local law as a result of the grant, existence or exercise of the Award.

PARTICIPANT

Printed Name: